Exhibit 10.4

ARDEN GROUP, INC.

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT OF

BERNARD BRISKIN

This Third Amendment to Employment Agreement (the “Third Amendment”) is made and entered into effective as of December 31, 2008 by and between Arden Group, Inc., a Delaware corporation (“Arden Group”), Arden-Mayfair, Inc., a Delaware corporation and a wholly-owned subsidiary of Arden Group (“Arden-Mayfair”), AMG Holdings, Inc., formerly known as Telautograph Corporation, a Virginia corporation and a wholly-owned subsidiary of Arden-Mayfair (“AMG”), Gelson’s Markets, a California corporation and a wholly-owned subsidiary of Arden-Mayfair (“Gelson’s”)(Arden Group, Arden-Mayfair, AMG and Gelson’s are herein sometimes referred to collectively as the “Companies” and individually as a “Company”), and Bernard Briskin (“Employee”), with reference to the following facts:

A.            The parties hereto are parties to that certain Employment Agreement dated as of May 13, 1988, as amended by that certain Amendment to Employment Agreement dated April 27, 1994, and as further amended by that certain Second Amendment To Employment Agreement dated January 1, 1997 (collectively, the “Agreement”).

B.            Pursuant to Section 21 of the Agreement, the parties desire to amend the Agreement, effective December 31, 2008, as set forth herein.

NOW, THEREFORE, for and in consideration of the promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.             The first sentence of Section 9(a) of the Agreement is deleted and replaced with the following two (2) sentences:

                “(a)         Commencing on the date which is six (6) months after the later of (i) the date of Employee’s Retirement (as said term is hereafter defined in subsection 9(c) below) or (ii) the date Employee experiences a “separation from service” as defined under Treas. Reg. § 1.409A-1(h), the Company shall pay to Employee on a monthly basis in arrears for so long as Employee shall be living an amount per annum equal to twenty-five (25%) of Employee’s average Base Salary and Bonus (not including benefits, stock option rights or other employee compensation) which Employee had earned and accrued with respect to the last three (3) full fiscal years of the Company prior to Employee’s Retirement.  Notwithstanding the preceding sentence, a portion of such benefit shall be paid to Employee on a monthly basis during the six (6) month period immediately following the later of (i) or (ii) in the immediately preceding sentence on a regularly scheduled payment pursuant to this Section 9 in an amount equal to one-twelfth (1/12th) of two times the lesser of (x) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Employee’s taxable year preceding the taxable year in which the Employee has a “separation from service” with the Company (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service); or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of Internal Revenue Code of 1986, as amended, for the year in which the Employee has a “separation from service.”  The amount of any such benefit that cannot be paid pursuant the preceding sentence limitation during said six (6) month period shall be paid to Employee in a lump-sum with the first regularly scheduled payment otherwise paid pursuant to this Section 9.”

2.             The last three lines of Section 9(a) of the Agreement are amended to read as follows:

“would commence to accrue on June 1, 2001 in the amount of $13,402.75 per month, and would, to the extent permissible under this Section 9(a), be payable commencing July 1, 2001.”

3.             The first sentence of Section 12 of the Agreement is amended by deleting the words, “90 days” and replacing them with the words, “75 days.”

4.             Section 26(b) of the Agreement is hereby amended in its entirety to read as follows:

                “(b)         Termination by Companies Without Cause.   The Companies may terminate the employment of Employee without “cause” (as defined in subsection 26 (a) above) at any time during the term hereof by giving written notice to Employee specifying therein the effective date of termination.  In the event the employment of Employee is terminated pursuant to this subsection 26 (b) without “cause,” Companies shall be obligated to pay to Employee his Base Salary and his Bonus pursuant to Section 5 of this Agreement and all other benefits payable to Employee under this Agreement for the balance of the remaining term under Section 3 (without extension).  Notwithstanding the preceding sentence, in the case that Employee is a “specified employee” as defined in Section 409A (2)(B) of the Internal Revenue Code of 1986, as amended, who becomes eligible for benefits under this subsection 26(b), due to a “separation from service” as defined under Treas. Reg. § 1.409A-1(h), no payment of any benefit under this subsection 26(b) shall be made before the date which is six (6) months after the date of Employee’s separation of service; provided, however, that notwithstanding the foregoing, a portion of such benefit shall be paid to Employee on a monthly basis during the said six (6) month period on a regularly scheduled payment pursuant to this Section 26 in an amount equal to one-twelfth (1/12th) of two times the lesser of (i) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Employee’s taxable year preceding the taxable year in which the Employee has a “separation from service” with the Company (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not separated from service); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of Internal Revenue Code of 1986, as amended, for the year in which the Employee has a “separation from service,” but in no event shall the aggregate amount payable during said 6-month period pursuant to this Section 26(b) plus any amount payable during said 6-month period pursuant to Section 9 exceed the lesser of the amounts referred to in clauses (x) or (y) of the penultimate sentence of Section 9(a).  The amount of any such benefit that cannot be paid pursuant the preceding sentence limitation during said six (6) month period shall be paid to Employee in a lump-sum with the first regularly scheduled payment otherwise paid pursuant to this Section 26(b).  Employee shall have no duty to mitigate and Companies shall have no right to offset any other compensation paid to Employee during the applicable time period.”

5.             The effective date of this Amendment shall be December 31, 2008.

6.             Except as expressly modified and amended by this Third Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment effective the date first written above.

ARDEN GROUP, INC	ARDEN-MAYFAIR, INC

by:	by:

Title:	Title:

AMG HOLDINGS, INC	GELSON’S MARKETS

by:	by:

Title:	Title:

Bernard Briskin